Exhibit (h)(3)(i)
AMENDMENT NO. 10

PARTICIPATION AGREEMENT

Amendment No. 10, dated as of July 31, 2023 (“Amendment No. 10”), to the Participation Agreement, dated as of October 1, 2013, as amended (“Agreement”), by and among EQ Advisors Trust (“Trust”), MONY Life Insurance Company and Equitable Distributors, LLC (collectively, the “Parties”).

WHEREAS, the Parties desire to update Schedule B to the Agreement, effective July 31, 2023;

NOW THEREFORE, the Parties agree to modify and amend the Agreement as follows:

Schedule B.  Schedule B to the Agreement is hereby replaced in its entirety by Schedule B attached hereto.
Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.
IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 10 as of the date first above set forth.
EQ ADVISORS TRUST By: /s/ Kenneth Kozlowski Name: Kenneth Kozlowski Title: Senior Vice President	MONY LIFE INSURANCE COMPANY, ON BEHALF OF ITS SEPARATE ACCOUNTS By: /s/ Steve Cramer Name: Steve Cramer Title: Chief Product Officer – Retirement Division
EQUITABLE DISTRIBUTORS, LLC By: /s/ Nicholas Lane Name: Nicholas Lane Title: Chairman, Chief Executive Officer and President

SCHEDULE B

AMENDMENT NO. 10
PARTICIPATION AGREEMENT

All Portfolios or series of shares of the Trust that are available and open to new investors on or after the effective date of this Agreement